Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS Q2 2005 RESULTS

Company Sets Quarterly Records for Net Income, Loans On-Balance Sheet, and Originations; Increases 2005 Guidance

SAN DIEGO, Aug. 2—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage company specializing in non-prime residential mortgage loans, today announced results for the quarter ended June 30, 2005.

Net income for the quarter ended June 30, 2005 was $39.6 million, or $1.81 per share on a fully-diluted basis, an increase of 15.4% compared to net income of $34.3 million, or $1.60 per share for the comparable period in 2004. Total net revenues for the quarter increased by 21.8% to $143.7 million from $118.0 million for the comparable period in 2004.

Chairman and CEO James Konrath said, “We’re pleased that second quarter earnings remained on target, despite aggressive pricing throughout the non-prime mortgage industry. We achieved quarterly records in volume, net income and earnings per share. In addition, the on-balance sheet portfolio reached a new high, our cost to originate was the lowest in our history, and the portfolio continued to perform extremely well. We remain confident in our prospects for continued growth for the balance of 2005.”

Mr. Konrath added, “The second quarter produced another significant advancement when we closed and funded our $1 billion single-seller, asset-backed commercial paper conduit. With this new credit facility, we further diversified our warehouse financing sources, decreased our funding costs, and increased our total funding capacity to $5 billion.”

Second Quarter Operational Highlights

•	Record quarterly mortgage origination volume of $4.1 billion, compared to $3.4 billion in Q2 2004, an increase of 23.3%.

•	Loans on-balance sheet reached a record principal balance of $8.2 billion at June 30, 2005, an increase of $2.9 billion, or 54.4%, from June 30, 2004.

•	Whole loan sales of $2.8 billion, compared to $1.9 billion in Q2 2004, an increase of 48.7%.

•	Portfolio income (net interest income after provision) of $53.7 million, compared to $38.7 million in Q2 2004, an increase of 38.5%. As a percentage of total net revenues, portfolio income increased to 37.4% in Q2 2005 from 32.8% in Q2 2004. The company estimates that this ratio is also representative of the portfolio’s contribution to profitability.

Financial Summary ($000)

	Q2 2005	% Change from Q2 04	YTD 2005	% Change from YTD 04
Total Net Revenues	$143,682	21.8%	$266,720	27.9%
Total Expenses	75,117	23.4%	143,171	25.8%

Income before Tax/Dividend	$68,565	20.0%	$123,549	30.5%

Net Income	$39,572	15.4%	$70,859	24.8%

The 21.8% increase in total net revenues from Q2 2004 to Q2 2005 resulted primarily from increases in net interest income and gain on sale of loans. Net interest income after provision increased 38.5% from $38.7 million in Q2 2004 to $53.7 million in Q2 2005, primarily due to the increased loan portfolio, partially offset by a smaller net interest margin percentage. While the weighted average coupon increased during the quarter, it was more than offset by higher borrowing costs. The increase in the size of the loan portfolio from Q2 2004 resulted from four quarterly securitizations structured as financings and higher loans held for sale and securitization. The gain on sale of loans increased 10.5% from $77.6 million in Q2 2004 to $85.8 million in Q2 2005 primarily due to higher volume of whole loan sales for cash. The company’s average whole loan premiums, net of hedging, decreased from 4.29% in Q2 2004 to 3.12% in Q2 2005. The 3.12% gain does not include a one-time gain of $2.6 million (0.09%) associated with the sale of the loans acquired in the clean-up call of the company’s 2000-1 securitization. Additional detail on this calculation can be found in the Financial Summary at the end of this release. These lower gains resulted primarily from lower interest rate margins reflecting stiff price competition as money costs increased throughout the quarter, consistent with the company’s plan assumptions.

Total operating expenses increased 23.4% from $60.9 million in Q2 2004 to $75.1 million in Q2 2005, due primarily to an increase in costs associated with larger loan volume. Compensation expense increased by 24.7% from $39.9 million in Q2 2004 to $49.7 million in Q2 2005 due primarily to the growth in the number of employees and increased commission and bonus costs related to higher loan originations, offset in part by greater efficiency. General, administrative, and other expenses increased by 21.1% from $21.0 million in Q2 2004 to $25.4 million in Q2 2005 due to increases in loan volume, number of staff, and number of locations.

Loan Originations

The company originated $4.1 billion of mortgage loans for the quarter ended June 30, 2005, compared to $3.4 billion of mortgage loan originations in Q2 2004, an increase of 23.3%.

Wholesale and retail originations for the quarter represented 91% and 9%, respectively, of total loan production, generally consistent with prior periods.

The company’s net cost to originate mortgage loans was 1.73% for the quarter, compared to 1.76% in Q2 2004 and 1.96% in Q1 2005. Management believes this measurement is beneficial to investors because it provides a measurement of the efficiency of the origination process. Additional detail on this calculation can be found in the Financial Summary at the end of this release.

Loan Dispositions

During Q2 2005, $2.8 billion of mortgage loans were sold in whole loan sales for cash, and $1.0 billion of mortgage loans were securitized. The company’s average whole loan premiums, net of hedging, decreased from 4.29% in Q2 2004 to 3.12% in Q2 2005. At the end of the second quarter, $741.7 million of mortgage loans were held for a third quarter 2005 securitization, and $2.2 billion of mortgage loans were held for sale.

Portfolio Performance and Loan Servicing

The company’s serviced portfolio, including $113.5 million of liquidating off-balance sheet securitizations, totaled $8.3 billion at June 30, 2005. The serviced portfolio increased 49.9% from $5.5 billion at June 30, 2004. This was primarily due to the company’s quarterly securitization program and an increase in the loans held for disposition. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 1.79% of the serviced portfolio at June 30, 2005, and 1.72%, 1.74%, and 1.47% for the three previous quarters, respectively.

Liquidity

The company had $5.0 billion in total warehouse credit capacity at June 30, 2005, including $1 billion in its newly created, asset-backed commercial paper conduit, and $236.7 million in available cash and additional liquidity. At the end of June, the company had used $2.7 billion of this capacity.

Adjusted Leverage

In managing its capital structure, the company adds its REIT subsidiary preferred stock, which is reflected as minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio, which was 14.4 times at June 30, 2005. Additional detail concerning the company’s leverage measures can be found in the Financial Summary at the end of this release.

Business Outlook

The following statements are forward-looking and actual results may differ materially from those projected or contemplated in this release. For a more complete description of certain risk factors that may impact actual results, please see the Forward-Looking Statements section of this news release and the company’s annual report on Form 10-K for fiscal year 2004 filed with the Securities and Exchange Commission (“SEC”).

Earnings Guidance

As a result of the anticipated gain associated with the sale of loans acquired in the clean-up call and strong origination volume during the quarter, the company limited whole loan sales and retained more of current quarter production in the on-balance sheet portfolio.

The increase in the portfolio and the company’s strong results for the first half of 2005 provide the basis for earnings guidance of $1.85 per share for the third quarter of 2005 and an increase in the company’s guidance for the total year 2005 from $6.90 to $7.05 per share. The forecast for the balance of 2005 assumes:

•	Modest origination growth from an expanding platform

•	Continued increases in short-term interest rates

•	Strong portfolio growth

•	Stiff competition in the non-prime mortgage origination market

•	Continued focus on the cost of origination

Conference Call

Accredited will host a conference call for analysts and investors on Aug. 2, 2005 at 11:00 a.m. EDT (8:00 a.m. PDT) to discuss the company’s financial results for the second quarter of 2005. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s website – www.accredhome.com. A replay of the conference call will be archived on the company’s website.

Forward-Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s expected net earnings for the third quarter and full year 2005, projected growth and expenses, and anticipated securitizations; the company’s liquidity; the company’s outlook on interest rates and the competitive and regulatory environments; and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; the nature and amount of competition and the availability of alternative loan products not offered by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for fiscal year 2004, its report on Form 10-Q for the first quarter of 2005, and other documents filed with the SEC.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego, CA. Additional information may be found at www.accredhome.com.

Accredited Home Lenders: Financial Summary (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2005	2004	2005	2004
Income Statement:
Interest income	$141,154	$84,673	$266,047	$145,299
Interest expense	(68,124)	(28,093)	(122,451)	(49,023)

Net Interest income	73,030	56,580	143,596	96,276
Provision for losses	(19,360)	(17,843)	(37,297)	(25,292)

Net interest income after provision	53,670	38,737	106,299	70,984
Gain on sale of loans	85,780	77,619	152,243	132,349
Other income	4,232	1,657	8,178	5,125

Total net revenues	143,682	118,013	266,720	208,458

Salaries, wages and benefits	49,696	39,858	92,123	75,113
General, administrative, and other expenses	25,421	20,998	51,048	38,678

Total operating expenses	75,117	60,856	143,171	113,791

Income before income taxes and minority interest	68,565	57,157	123,549	94,667
Income tax provision	26,499	22,863	47,701	37,867
Minority interest - dividends on preferred stock of subsidiary	2,494	—	4,989	—

Net income	$39,572	$34,294	$70,859	$56,800

Basic earnings per share	$1.89	$1.70	$3.39	$2.80

Diluted earnings per share	$1.81	$1.60	$3.24	$2.65

Weighted average shares outstanding:
Basic	20,982	20,194	20,917	20,269

Diluted	21,872	21,459	21,860	21,402

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2005	2004	2005	2004
Other Data:
Originations:
Wholesale	$3,775,726	$3,072,808	$6,685,556	$5,220,359
Retail & Other	363,695	284,310	683,738	518,517

Total mortgage loan originations	$4,139,421	$3,357,118	$7,369,294	$5,738,876

Weighted average coupon rate of mortgage loan originations	7.64%	7.14%	7.61%	7.20%
Weighted average credit score (1)	638	645	638	641

Loan sales and securitizations:
Whole loan sales	$2,831,815	$1,903,940	$4,936,782	$3,483,756
Mortgage loans securitized	1,007,809	707,200	1,925,038	1,212,125

Total loan sales and securitizations	$3,839,624	$2,611,140	$6,861,820	$4,695,881

Net profit margin on whole loan sales:
Gain on whole loan sales (2)	3.16%	3.98%	3.06%	4.00%
Net gain (loss) on derivatives (2)	-0.04%	0.31%	0.12%	0.01%

Net premium received on whole loan sales (2)	3.12%	4.29%	3.18%	4.01%
Net origination points and fees	0.34%	0.42%	0.36%	0.43%
Loan origination expenses	-2.07%	-2.18%	-2.19%	-2.38%

Net cost to originate (3)	-1.73%	-1.76%	-1.83%	-1.95%

Net profit margin on whole loan sales	1.39%	2.53%	1.35%	2.06%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.26%	0.32%	0.26%	0.36%
Net interest margin components (4)
Warehouse
Interest income	7.56%	7.11%	7.50%	7.20%
Interest expense	-4.32%	-2.63%	-4.19%	-2.67%

Spread	3.24%	4.48%	3.31%	4.53%

Securitizations
Interest income	7.65%	7.64%	7.61%	7.37%
Interest expense	-3.67%	-2.45%	-3.45%	-2.48%

Spread	3.98%	5.19%	4.16%	4.89%

Net Interest Margin	3.94%	4.93%	4.09%	4.83%

	At June 30,	At December 31,	At June 30,
(dollars in thousands)	2005	2004	2004
Serviced Portfolio:
Loans held for sale	$2,211,246	$1,816,145	$1,990,991
Loans held for investment	5,963,211	4,744,433	3,303,044
Loans sold servicing retained or securitized/off balance sheet	113,460	171,002	234,006

Total serviced portfolio at period end	$8,287,917	$6,731,580	$5,528,041

Total delinquent at period end (5)	1.79%	1.74%	1.40%
Total number of employees	2,503	2,694	2,193

(1)	Represents borrowers’ credit score at origination obtained from one or more of the three principal credit bureaus. The three and six months ended June 30, 2004 FICO scores reflect corrected second quarter FICO scores.

(2)	The percentages are calculated based upon the respective amounts divided by total whole loans sales. See reconciliation table below.

(3)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes. See reconcilation table below.

(4)	Interest income and interest expense are shown as annualized percentages of the average outstanding balances of mortgage loans and debt, respectively. Net interest margin is interest income less interest expense, expressed as an annualized percentage of the outstanding balance of mortgage loans.

(5)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At June 30,	At December 31,	At June 30,
(dollars in thousands)	2005	2004	2004
Balance Sheet Data:
Cash	$112,159	$39,744	$37,997
Mortgage loans held for sale, net	2,190,054	1,790,134	1,968,641
Mortgage loans held for investment, net	5,874,220	4,690,758	3,258,428
Other receivables	75,567	57,658	45,139
Other assets	95,686	110,083	107,283

Total Assets	$8,347,686	$6,688,377	$5,417,488

Warehouse credit facilities	$1,720,125	$2,204,860	$2,501,605
Asset backed commercial paper	988,538	—	—
Securitization bond financing	5,044,210	3,954,115	2,563,389
Other liabilities	54,453	68,925	76,565

Total Liabilities	7,807,326	6,227,900	5,141,559
Minority interest - preferred securities of subsidiary	97,922	97,922	—
Total Stockholders’ Equity	442,438	362,555	275,929

Total Liabilities and Stockholders’ Equity	$8,347,686	$6,688,377	$5,417,488

Regulation G Disclosures

Information on net premium received on whole loan sales, net cost to originate, and adjusted leverage appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.” Management believes that these calculations, taken in context with the other information reported in this release, provide investors with a better understanding of the efficiency of the company’s loan generating platform and the relevant measurement of the company’s debt level. A reconciliation of how net premium received on whole loan sales, net cost to originate, and adjusted leverage are calculated is set forth below.

Regulation G Disclosure related to Gain on Sale

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2005	2004	2005	2004
Whole loan sales	$2,831,815	$1,903,940	$4,936,782	$3,483,756

Gross gain on whole loan sales	$89,386	$75,843	$151,423	$139,110
Gain on sale of loans acquired in clean-up call	2,646	—	2,646	—
Net gain (loss) on derivatives	(998)	5,820	5,764	432
Provision for premium recapture	(1,409)	(947)	(2,463)	(1,553)
Net origination points and fees	8,896	8,061	17,213	15,893
Direct loan origination expenses	(12,741)	(11,158)	(22,340)	(21,533)

Total net gain on sale of loans	$85,780	$77,619	$152,243	$132,349

Average whole loan premium
Gross gain on whole loan sales	$89,386	$75,843	$151,423	$139,110
Net gain (loss) on derivatives	(998)	5,820	5,764	432

Net premium received on whole loan sales	$88,387	$81,663	$157,187	$139,542

As % of whole loan sales (1)
Gross gain on whole loan sales	3.16%	3.98%	3.06%	4.00%
Net gain (loss) on derivatives	-0.04%	0.31%	0.12%	0.01%

Net premium received on whole loan sales	3.12%	4.29%	3.18%	4.01%

(1)	Reflects the cash premium that we receive on our whole loan sales. The percentages are determined by dividing the gain by whole loan sales.

Regulation G Disclosure related to Net Cost to Originate

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2005	2004	2005	2004
Total mortgage loan originations	$4,139,421	$3,357,118	$7,369,294	$5,738,876

Total operating expenses	$75,117	$60,856	$143,171	$113,791
Add deferred direct loan origination expenses	16,536	15,348	29,926	28,573
Less servicing cost (1)	(5,803)	(3,063)	(11,527)	(5,896)

Loan origination expenses	85,850	73,141	161,570	136,468
as % of volume	2.07%	2.18%	2.19%	2.38%

Less deferred net origination points and fees	(14,328)	(14,101)	(26,902)	(24,595)

Net cost to originate	$71,522	$59,040	$134,668	$111,873

as % of volume	1.73%	1.76%	1.83%	1.95%

(1)	Servicing cost consists of direct expenses and allocated corporate overhead included in operating expenses

Regulation G Disclosure related to Adjusted Leverage

	At June 30,	At December 31,	At June 30,
(dollars in thousands)	2005	2004	2004
Total Liabilities	$7,807,326	$6,227,900	$5,141,559

Minority interest - preferred securities of subsidiary	97,922	97,922	—
Total Stockholders’ Equity	442,438	362,555	275,929

Total Minority Interest and Stockholders’ Equity	$540,360	$460,477	$275,929
Ratio of Total Liabilities divided by Minority Interest + Stockholders’ Equity	14.4	13.5	18.6
Ratio of Total Liabilities divided by Stockholders’ Equity	17.6	17.2	18.6